[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type that the Company treats as private or confidential.
Exhibit A to this exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.
AMENDMENT NO. 2 TO CREDIT AGREEMENT
This Amendment No. 2 to Credit Agreement (this “Amendment”), dated as of November 27, 2024, is entered into by and among PROSPER MARKETPLACE, INC., a Delaware corporation, as Borrower (the “Borrower”), the other Loan Parties, the Lenders party hereto, and Wilmington Trust, National Association, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”).
WHEREAS, the Borrower, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent are parties to that certain Credit Agreement, dated as of November 14, 2022 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of June 26, 2024, and as further amended or modified from time to time, the “Credit Agreement”); and
WHEREAS, subject to the terms and conditions set forth in this Amendment, the parties hereto agree to now amend the terms of the Credit Agreement as provided for herein.
NOW, THEREFORE, based on the mutual premises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.    DEFINITIONS
Except as otherwise defined in this Amendment, capitalized terms used but not defined herein will have the meanings specified in the Credit Agreement.
Section 2.    AMENDMENTS TO THE CREDIT AGREEMENT
(a)    Subject to the satisfaction of the conditions precedent set forth in Section 4, effective as of the Amendment Effective Date, references in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.
(b)    Subject to the satisfaction of the conditions precedent set forth in Section 4, effective as of the Amendment Effective Date, the Credit Agreement is hereby amended as follows:
i.Section 2.03(a)(i) of the Credit Agreement shall be amended by adding the following sentence at the conclusion thereof:

The principal amount of any prepayments pursuant to this Section 2.03(a) shall reduce the amount of required payments pursuant to Section 2.04(i) on a dollar-for-dollar basis in their direct order of maturity or as otherwise directed by the Borrower.
ii.Section 2.04 of the Credit Agreement shall be amended and restated as follows:

Repayment of Loans. The Borrower shall repay to the Lenders (i) on the last Business Day of each Fiscal Quarter (commencing December 31, 2024), $2,500,000 and (ii) on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date together with all accrued and unpaid interest thereon and any outstanding fees, if any, in each case, payable in accordance with the Loan Documents. For the avoidance of doubt, no Prepayment Premium shall be payable in respect of the Loans repaid pursuant to clause (i) above.
iii.Section 2.05(a) of the Credit Agreement shall be amended and restated as follows:
(a)Subject to the provisions of Section 2.05(b) and (c) and Section 2.14, (i) the SOFR Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of (x) Daily Simple SOFR plus (y) the Applicable Cash Rate plus (z) the Applicable PIK Rate and (ii) the ABR Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of (x) the Alternate Base Rate plus (y) the Applicable Cash Rate plus (z) the Applicable PIK Rate; provided that any and all interest due on each Interest Payment Date beginning November 29, 2024, or any Interest Payment Date thereafter, shall be fully paid in cash (including, for the avoidance of doubt, the Applicable PIK Rate portion of such payment) and no portion of the interest shall be capitalized and added to the outstanding principal balance of the Loans.

iv.Section 7.01(d) of the Credit Agreement shall be amended and restated as follows:

(d)Minimum Asset Coverage Ratio. Beginning November 30, 2022, permit the Asset Coverage Ratio as at the close of business on the last Business Day of any month to be less than [***] to 1.00; provided, that for the months ending November 30, 2024, December 31, 2024, January 31, 2025, February 28, 2025, March 31, 2025 and April 30, 2025, the Asset Coverage Ratio shall not be less than [***] to 1.00.
v.Exhibit C to the Credit Agreement (the Compliance Certificate) is hereby amended and restated in its entirety as set forth in the pages attached hereto as Exhibit A.

Section 3.    REPRESENTATIONS AND WARRANTIES.
(a)    Each Loan Party has all requisite company or organizational power and authority to execute, deliver and perform its obligations under this Amendment. The execution, delivery and performance by each Loan Party of this Amendment has been duly authorized by all necessary company or other organizational action. Neither the execution, delivery or performance by the Loan Parties of this Amendment, nor compliance with the terms and provisions hereof, (i) will contravene the terms of any of such Loan Party’s Organization Documents, (ii) will result in any breach or contravention of, or the creation of any Lien under, or require any payment be made under (A) any Material Contract to which Borrower or any Restricted Subsidiary is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any Restricted Subsidiary or its property is subject or (iii) violate any Law (including Regulation U or Regulation X issued by the FRB).
(b)    As of the date hereof and after giving effect to this Amendment, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than (a) those that have been duly obtained or made and which are in full force and effect, (b) the filings or other actions necessary to perfect Liens under the Loan Documents, and (c) actions necessary to comply with the Loan Documents) is required for the consummation of the transactions contemplated by this Amendment or the due execution, delivery or performance by the Loan Parties of this Amendment and any other Loan Document to which any of them is a party, or for the due execution, delivery or performance of the Loan Documents, in each case by any of the Loan Parties. There does not exist any judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by this Amendment, the consummation of this Amendment, the making of the Loans or the performance by any of the Loan Parties or their respective Subsidiaries of their Obligations under the Loan Documents.
(c)    This Amendment has been duly authorized, executed and delivered by the Loan Parties and constitutes a legal, valid and binding obligation of the Loan Parties, enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
(d)    After giving effect to this Amendment, the representations and warranties of the Loan Parties contained in Article V of the Credit Agreement or any other Loan Documents, as applicable, are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date hereof (immediately before and after giving effect to this Amendment), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(e)    After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or will immediately result from the consummation of the transactions contemplated by this Amendment.
Section 4.    CONDITIONS PRECEDENT. The amendments to the Credit Agreement set forth in Section 2 shall become effective upon satisfaction of the following conditions on the date hereof (the “Amendment Effective Date”):
(a)    Receipt by the Agents and the Lenders of executed counterparts of this Amendment, properly executed by a Responsible Officer of the Borrower and by the Administrative Agent, the Collateral Agent, and Lenders constituting the Required Lenders.
(b)    The Borrower shall have paid all reasonable and documented fees and expenses of Akin Gump Strauss Hauer & Feld LLP, as counsel to the Lenders, and Ballard Spahr LLP, as counsel to the Agents in connection with this Amendment, the Credit Agreement and the other Loan Documents entered into on or prior to the date hereof, in each case, that have accrued through and including the date hereof and for which invoices have been presented to the Borrower on or prior to the date hereof.
(c)    The Borrower shall have paid to the Agents the fee in connection with this Amendment for which an invoice has been presented to the Borrower on or prior to the date hereof.
Section 5.    MISCELLANEOUS.
(a)    The parties hereto hereby agree that, except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and continue to be in full force and effect and are hereby ratified and confirmed in all respects. Each Loan Party (i) agrees that, except as specifically set forth herein, this Amendment and the transactions contemplated hereby shall not limit or diminish the obligations of the Loan Parties arising under or pursuant to the Credit Agreement or the other Loan Documents to which it is a party, (ii) reaffirms its Obligations under the Credit Agreement and the Guaranty and Collateral Agreement and each and every other Loan Document to which it is a party and (iii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Administrative Agent (for itself and the other Secured Parties) pursuant to any of the Loan Documents. Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.
(b)    Each of the undersigned Lenders (in aggregate constituting all of the Lenders under the Credit Agreement) hereby authorizes and instructs the Agents, in their respective capacity under the Loan Documents, to execute and deliver this Amendment and any other Loan Documents entered into in connection herewith on its behalf and, by its execution below, each of the undersigned Lenders agrees to be bound by the terms and conditions of this Amendment and such other Loan Documents relating thereto. The Agents shall have all of the same rights, protections, indemnities and immunities afforded to them under the Credit Agreement.
(c)    The Borrower agrees to pay or reimburse the Agents and the Lenders for all of their reasonable costs and expenses incurred in connection with this Amendment as set forth in Section 10.04 of the Credit Agreement.
(d)    This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.
(e)    THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(f)    This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.
(g)    Section headings are for convenience of reference only and shall in no way affect the interpretation of this Amendment.
(h)    This Amendment may be executed in any number of counterparts by facsimile, electronic transmission or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
(i)    If any provision of this Amendment is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	PROSPER MARKETPLACE, INC.

By: /s/ David Kimball
Name: David Kimball Title: Chief Executive Officer

LOAN PARTY:	PROSPER HEALTHCARE LENDING LLC

By: /s/ David Kimball
Name: David Kimball Title: Chief Executive Officer

LOAN PARTY:	BILLGUARD, INC.

By: /s/ David Kimball
Name: David Kimball Title: Chief Executive Officer

[Signature Page to Amendment No. 2]

AGENTS:	WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent

By: /s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

[Signature Page to Amendment No. 2]

LENDERS:	NBSF REDWOOD HOLDINGS A LP, as a Lender

By: /s/ Zhengyuan Lu
Name: Zhengyuan Lu
Title: Authorized Signatory

NBSF CANADA 2021 TRUST, as a Lender

By: /s/ Zhengyuan Lu
Name: Zhengyuan Lu
Title: Authorized Signatory

[Signature Page to Amendment No. 2]